Exhibit 99.1

601 Poydras St., Suite 2400 New Orleans, LA 70130 NYSE: SPN (504) 587-7374 Fax: (504) 362-1818
FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, (504) 587-7374
Superior Energy Services, Inc. Announces Agreement to Acquire
Singapore-Based Hallin Marine Subsea International Plc
Transaction enhances Superior’s position in international subsea services markets
New Orleans, La., December 11, 2009 – Superior Energy Services, Inc. (NYSE: SPN) (“Superior” or the “Company”) today announced that it has entered into an Implementation Agreement with Hallin Marine Subsea International Plc (AIM: HMS) (“Hallin”), to acquire Hallin for a price of 233 pence in cash per Hallin share (the “Offer”). The Offer values Hallin’s existing issued and to be issued fully diluted ordinary share capital at approximately 103.5 million pounds sterling (approximately $168.3 million based upon an exchange rate of US$1.626, at the close of business on December 10, 2009). Hallin is an international provider of integrated subsea services and engineering solutions, focused on installing, maintaining and extending subsea wells. Hallin operates in most international offshore oil and gas markets with major offices and facilities located in Singapore, Jakarta, Indonesia; Perth, Australia; Aberdeen, Scotland; and Houston, Texas. For more information on Hallin, visit its website at www.hallinmarine.com.
Hallin offers Superior the opportunity to enhance its position in the emerging subsea well intervention market through the combination of Superior’s well intervention assets and Hallin’s existing subsea assets (remotely operated vehicles, saturation diving systems and chartered vessels) and newbuild vessel program.
Terence Hall, Chairman and CEO of Superior, stated, “In the short-run, this transaction will provide us with more international penetration and expanded entry into the subsea field development and installation market. Going forward, we believe the combination of Hallin’s experienced management team, existing global infrastructure and Superior’s well intervention experience and integrated solutions approach will serve as a strong platform for expansion into the growing subsea well intervention market worldwide.”
Superior intends to fund the acquisition through its existing revolving credit facility. In the event the conditions to the Offer are satisfied and/or waived by the parties, the transaction is expected to close in the first quarter of 2010.

The Offer is to be effected by way of a scheme of arrangement under section 152 of the Isle of Man Companies Act 1931, as amended. Copies of the Offer-related documentation including a copy of the announcement which was made pursuant to Rule 2.5 of the City Code on Takeovers and Mergers (the “Rule 2.5 Announcement”) is available to the public, subject to restrictions relating to persons in certain overseas jurisdictions, at www.superiorenergy.com. It is anticipated that the scheme document (the “Scheme Document”) will be posted to Hallin’s shareholders on December 12, 2009 and a copy of this document will also be available at this website.
Superior Energy Services, Inc. serves the drilling and production needs of oil and gas companies worldwide through its brand name rental tools and its integrated well intervention services and tools, supported by an engineering staff who plan and design solutions for customers. Offshore projects are delivered by the Company’s fleet of modern marine assets.
This announcement is for informational purposes only and is neither an offer to sell or an invitation to purchase any securities or the solicitation of any vote or approval in any jurisdiction. The full terms and conditions of the Offer, including details of how the Offer may be accepted, will be set out in the Scheme Document. Hallin Shareholders who accept the Offer may rely only on the Scheme Document for all terms and conditions to the Offer. Hallin Shareholders are advised to read carefully the formal documentation in relation to the Offer once it has been dispatched.
The distribution of this announcement in jurisdictions other than the United States, United Kingdom and the Isle of Man may be restricted by law and therefore any persons who are subject to the law of any jurisdiction other than the US, the UK and the Isle of Man should inform themselves about, and observe, any applicable requirements. Neither the content of Superior or Hallin’s website (or any other website) nor the content of any website accessible from hyperlinks on any such website is incorporated into, or forms part of, this announcement.
This announcement contains forward-looking statements regarding the Offer. Such statements include, but are not limited to, statements about the benefits of the proposed combination and other such statements that are not historical facts, which are or may be based on Superior’s plans, estimates and projections. These forward-looking statements involve risks and uncertainties, many of which are beyond Superior’s control, that could cause Superior’s actual results to differ materially from those indicated in any such forward-looking statements. Such factors include, but are not limited to, failure to obtain necessary regulatory approvals or to satisfy any of the other conditions to the Offer. Superior disclaims and does not undertake any obligation to update or revise any forward-looking statement in this announcement, except as required by applicable law or regulation.